FOR IMMEDIATE RELEASE

November 1, 2010

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   November 1, 2010…

  Monmouth Real Estate Investment Corporation (NYSE:MNR) has announced the acquisition of a 66,387 square foot industrial building located in the Rockford Industrial Park at 4472 Technology Drive, Winnebago County, Rockford, Illinois, at a purchase price of approximately $5,850,000.  The property is net-leased through December 31, 2023 to Sherwin-Williams, and guaranteed by the Sherwin-Williams Company, an Ohio corporation.

The original building was constructed in 1998, with an addition nearly doubling the square footage built in 2008.   Darren Sides, Porthaven Partners LLC, acted as broker to Monmouth in this transaction.

Eugene W. Landy, President, commented, “We are very pleased to announce this high quality acquisition to our expanding portfolio, joining another Sherwin-Williams facility in Burr Ridge, Illinois, purchased by Monmouth in 1997.  This new acquisition is located in close proximity to Rockford International Airport.  The building also has expansion capabilities.  With this acquisition our gross rentable area is now approximately 7.4 million square feet.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of sixty-four industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

####